                                                                   EXHIBIT 99.1.

                                                  CITIGATE
                                                  SARD VERBINNEN

NEWS

FOR IMMEDIATE RELEASE      Contact:  Paul Caminiti/Brandy Bergman/Carrie Bloom
                                     Citigate Sard Verbinnen
                                     212/687 - 8080

          VECTOR GROUP LTD. COMPLETES SALE OF SENIOR CONVERTIBLE NOTES

      MIAMI, FL, NOVEMBER 18, 2004 -- Vector Group Ltd. (NYSE: VGR) announced today that it has completed the sale of $65.5 million of its 5% Variable Interest Senior Convertible Notes due 2011 (the "Notes") directly to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The buyers have the right, for a 120-day period ending on March 18, 2005, to purchase an additional $16.375 million of Notes.

      On November 19, 2004, the Company will use the net proceeds of the issuance to redeem at par all of the remaining $63 million principal amount of the 10% Senior Secured Notes due March 31, 2006 issued by the Company's subsidiary, VGR Holding Inc. The redemption price, together with accrued and unpaid interest, will total approximately $65.17 million.

      This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

      This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

      Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the Company is available on the Company's website, www.VectorGroupLtd.com.

                                      # # #